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                                                                    EXHIBIT 12.1

                       SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES
                       (Thousands, except ratio amounts)

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
                                                               YEARS ENDED DECEMBER 31,
                                           ------------------------------------------------------------
                                             1996         1995         1994         1993         1992
                                           --------     --------     --------     --------     --------
Pretax income ..........................   $413,881     $294,211     $219,021     $173,492     $139,336
Undistributed income of less than
  50% owned equity investees............     (6,173)      (3,847)      (1,019)        (325)        (718)
Minority interest in income of
  majority owned subsidiaries
  with fixed charges....................        933        1,878        2,234        1,938        1,798
Add fixed charges as adjusted
  (from below)..........................    178,291      155,552      102,370       78,841       68,584
                                           --------     --------     --------     --------     --------
                                           $586,932     $447,794     $322,606     $253,946     $209,000
                                           --------     --------     --------     --------     --------
Fixed charges:
  Interest expense:
    Corporate...........................   $136,008     $118,148     $ 80,123     $ 59,631     $ 53,902
    Financial services..................      8,913       10,782        9,912        7,725        5,826
    Capitalized.........................      3,099        1,865          584          705          481
  Amortization of debt costs............      2,549        1,093          311          288          328
  1/3 of rental expense.................     20,040       14,748       11,485       11,197        8,528
  Dividends on preferred securities
    of SCI Finance LLC..................     10,781       10,781          539           --           --
                                           --------     --------     --------     --------     --------
Fixed charges...........................    181,390      157,417      102,954       79,546       69,065

  Less: Capitalized interest............     (3,099)      (1,865)        (584)        (705)        (481)
                                           --------     --------     --------     --------     --------
Fixed charges as adjusted...............   $178,291     $155,552     $102,370     $ 78,841     $ 68,584
                                           --------     --------     --------     --------     --------

Ratio (earnings divided by fixed
  charges)..............................       3.24         2.84         3.13         3.19         3.03

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